Exhibit 99.1

LEGACY RESERVES LP ELECTS WILLIAM R. GRANBERRY TO ITS BOARD OF DIRECTORS

MIDLAND, Texas, January 24, 2008 -- (PRIMENEWSWIRE) -- Legacy Reserves LP (NASDAQ:LGCY) today announced that the Board of Directors of its general partner has elected William R. Granberry to fill the vacant independent position on the Board of Directors.

Mr. Granberry has over 40 years of experience in the oil and gas industry.  Mr. Granberry is a member of the Board of Directors of The Williams Companies, Inc. and is a member of Compass Operating Company, LLC, a small, private oil and gas exploration, development and producing company with properties in West Texas and Southeast New Mexico.  From 1999 through September 2004, he managed investments and consulted with oil and gas companies.  Mr. Granberry was President and Chief Operating Officer of Tom Brown, Inc. from 1996 to 1999.  Tom Brown, Inc. was a public oil and gas company with exploration, development, acquisition and production activities throughout the central United States.  Mr. Granberry earned B.S. and M.S. degrees in Petroleum Engineering from the University of Texas and upon graduation, worked for Amoco Production Company for 16 years.

Cary Brown, Chairman and Chief Executive Officer, commented, “We are very excited about having a seasoned oil and gas executive of Bill’s caliber join our Board of Directors.  We welcome Bill to our Board of Directors and look forward to his contribution.”

About Legacy Reserves LP

We are an independent oil and natural gas limited partnership headquartered in Midland, Texas, and are focused on the acquisition and exploitation of oil and natural gas properties primarily located in the Permian Basin of West Texas and southeast New Mexico and the Mid-Continent. Additional information is available at www.LegacyLP.com.

Contact:
Legacy Reserves LP
Steven H. Pruett, 432-689-5200
President and Chief Financial Officer

Source: Legacy Reserves LP